Exhibit 99.1

Forest Oil Announces Second Quarter 2013 Results

Second Quarter 2013 Average Net Sales Volumes of 211 MMcfe/d (41% Liquids)

Second Quarter 2013 Average Net Oil Sales Volumes of 6.6 MBbls/d Increased 14% Compared to the First Quarter of 2013 Pro Forma for Divestitures

Second Quarter 2013 Eagle Ford Shale Average Gross Sales Volumes of 4.3 MBbls/d Increased 59% Compared to the First Quarter of 2013

Second Quarter 2013 Eagle Ford Shale Average Net Sales Volumes of 2.3 MBbls/d Increased 21% Compared to the First Quarter of 2013

Completed Nine Eagle Ford Shale Wells with a 30-Day Average Gross Production Rate of 529 Boe/d

Initiated Marketed Process to Divest Texas Panhandle Assets

DENVER--(BUSINESS WIRE)--August 6, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the second quarter of 2013.

Forest noted the following results for the three months ended June 30, 2013:

  Average net sales volumes of 211 MMcfe/d; 41% liquids compared to 37% liquids in the first quarter of 2013, pro forma for divestitures
  Average net oil sales volumes of 6.6 MBbls/d increased 14% compared to the first quarter of 2013, pro forma for divestitures
  Adjusted net earnings of $7 million compared to $7 million in the corresponding 2012 period
  Adjusted EBITDA of $88 million compared to $122 million in the corresponding 2012 period
  Adjusted discretionary cash flow of $58 million compared to $89 million in the corresponding 2012 period

Patrick R. McDonald, President and CEO, stated, “We are pleased with the results of the second quarter as we continue to execute on our stated goal of better positioning Forest from both an operational and financial standpoint. Our transition to a more commodity balanced production profile is evident as second quarter average net oil sales volumes increased 14% over the previous quarter. We expect to see continued growth in our oil volumes throughout the second half of the year.

“Our Eagle Ford Shale asset took a significant step forward during the quarter as we announced a development agreement with an industry partner that allows us to build significant operational momentum. We recently ramped up our drilling activity further by adding a fourth drilling rig to the field. We are encouraged by recent well results as we implement ongoing technological refinements and enhancements to our drilling and completion process in an effort to optimize well results and costs. Gross production from the Eagle Ford continues to show robust growth, increasing 59% over first quarter sales volumes.

“As expected, capital expenditures were significantly lower on a sequential basis as we realized the benefit of the drilling carry associated with the Eagle Ford Shale development agreement.

“We also recently announced our intent to pursue the divestment of our Texas Panhandle assets in a marketed process after receiving unsolicited proposals from multiple third-parties. If successful, the sale of these assets would be a transformational event for Forest and should allow us to reduce long-term debt and accelerate the development and production growth of our remaining assets.”

SECOND QUARTER 2013 RESULTS

For the three months ended June 30, 2013, Forest reported net earnings of $33 million, or $0.28 per diluted share. This compares to Forest's net loss of $511 million, or $(4.44) per diluted share, in the corresponding 2012 period. Net earnings for the second quarter of 2013 included the following items:

  Unrealized gains on derivative instruments of $23 million ($15 million net of tax)
  Rig stacking costs of $1 million ($1 million net of tax)
  Decrease in the valuation allowance on deferred tax assets, net of non-deductible stock-based compensation costs of $12 million ($12 million net of tax)

Without the effect of these items, Forest's adjusted net earnings and earnings per share for the three months ended June 30, 2013 would have been $7 million, or $0.06 per diluted share, compared to $7 million, or $0.06 per diluted share, in the corresponding 2012 period. Forest's adjusted EBITDA for the three months ended June 30, 2013 was $88 million compared to $122 million in the corresponding 2012 period. Forest's adjusted discretionary cash flow for the three months ended June 30, 2013 was $58 million compared to $89 million in the corresponding 2012 period.

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest's average net sales volumes for the three months ended June 30, 2013 were 211 MMcfe/d, a decrease of 1% from the first quarter of 2013, pro forma for asset divestitures. Second quarter 2013 average net sales volumes were lower compared to the first quarter of 2013 due to a 6% decline in natural gas volumes as the Company has been deferring capital investment on its natural gas properties to focus on higher-margin oil opportunities. The decline in natural gas volumes was partially offset by a 14% increase in average net oil sales volumes. Forest continues to transition to a more commodity balanced production profile as the second quarter liquids component of total equivalent net sales volumes increased to 41% compared to 37% in the first quarter of 2013, pro forma for divestitures. The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended June 30, 2013:

	Three Months Ended June 30, 2013
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Average Net Sales Volumes	125.3	6.6	7.6	210.7

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative (losses) gains	$3.61	$93.70	$27.82	$6.09
Realized (losses) gains on NYMEX derivatives	(0.14)	0.79	-	(0.06)
Average realized prices including realized derivative (losses) gains	$3.47	$94.49	$27.82	$6.03

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative (losses) gains	$41,161	$56,316	$19,309	$116,786
Realized (losses) gains on NYMEX derivatives	(1,579)	473	-	(1,106)
Revenues including realized derivative (losses) gains	$39,582	$56,789	$19,309	$115,680

Total Cash Costs

Forest's total cash costs for the second quarter of 2013 decreased 16% to $66 million, compared to $79 million in the first quarter of 2013. Total cash costs per-unit for the second quarter of 2013 decreased 4% to $3.46 per Mcfe, compared to $3.61 per Mcfe in the first quarter of 2013.

Total cash costs for the second quarter of 2013 decreased primarily as a result of decreased general and administrative expense attributable to asset sales and decreased interest expense due to lower average debt balances.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended
	June 30, 2013	Per Mcfe	March 31, 2013	Per Mcfe
	(In thousands, except per-unit amounts)
Production expense	$27,294	$1.42	$26,700	$1.22
General and administrative expense (excluding stock-based compensation of $3,250 and $4,260, respectively)	9,864	0.51	15,754	0.72
Interest expense	29,392	1.53	36,128	1.65
Current income tax (benefit) expense	(212)	(0.01)	337	0.02
Total cash costs	$66,338	$3.46	$78,919	$3.61
________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest's per-unit depreciation and depletion expense for the three months ended June 30, 2013 increased 3% to $2.28 per Mcfe compared to $2.22 per Mcfe in the first quarter of 2013.

Total Capital Expenditures

Forest's exploration and development capital expenditures for the three months ended June 30, 2013, were $69 million, compared to $125 million in the first quarter of 2013. Total capital expenditures were $74 million, compared to $131 million in the first quarter of 2013. Despite increased drilling activity during the second quarter, as a result of accelerating the Eagle Ford Shale development program, exploration and development capital expenditures were 45% lower on a sequential basis as the benefit of the drilling carry associated with the Eagle Ford Shale development agreement was realized.

The following table summarizes total capital expenditures for the comparative periods (in thousands):

	Three Months Ended
	June 30, 2013	March 31, 2013

Exploration and development	$69,276	$124,906
Land and leasehold acquisitions	1,461	2,605
	70,737	127,511

Add:
ARO, capitalized interest, and capitalized equity compensation	2,896	3,406
Total capital expenditures	$73,633	$130,917

Total Debt

As of June 30, 2013, Forest had total debt of $1.63 billion, compared to $1.64 billion at March 31, 2013. The ratio of the Company’s total debt to trailing twelve months EBITDA, as defined by Forest’s credit facility, was 4.37 times at June 30, 2013, as compared to 4.34 times at March 31, 2013. The Company has no debt maturity before 2016.

OPERATIONAL PROJECT UPDATE

Eagle Ford Shale

Gross sales volumes from the Eagle Ford Shale averaged approximately 4,300 Boe/d during the second quarter of 2013, compared to approximately 2,700 Boe/d in the first quarter of 2013, or an increase of 59%. Net sales volumes averaged approximately 2,300 Boe/d, compared to approximately 1,900 Boe/d in the first quarter of 2013, or an increase of 21%.

During the second quarter, nine gross (4.5 net) wells were completed that had a 30-day average production rate of 529 Boe/d (93% oil). This rate compares favorably to the 30-day average production rate of 490 Boe/d (94% oil) for the 14 wells that were completed in 2012. Given the timing of completions during the second quarter, an additional seven gross (3.5 net) wells, including six wells completed using the Schlumberger HiWAY flow-channel fracturing technique, are currently in various stages of post completion operations and do not have sufficient production history to report 30-day average initial production rates at this time.

Forest and its partner continue to be encouraged by recent well results and have begun implementing various refinements to its drilling and completion process. These enhancements involve ongoing micro-seismic and subsurface data analysis, and reservoir studies that will be used to optimize well placement, lateral length and fracture stimulation techniques and design. Modifications are currently being implemented on a gradual basis and well performance data is being monitored to determine the optimal completion technique that provides the greatest balance between well performance, reserve recovery, and cost.

Forest exited the second quarter operating three drilling rigs and recently added a fourth drilling rig to the field as it concentrates on drilling wells to hold its acreage position. Drilling and completion costs for the most recent wells averaged approximately $6 million per well, which is a 14% improvement from wells completed during the 2012 program that averaged approximately $7 million per well.

Texas Panhandle Area

Forest announced on July 15, 2013, after receiving unsolicited proposals from third-parties interested in acquiring its oil and gas assets located in the Texas Panhandle Area, that it was initiating a marketed process to pursue the sale of the assets. Forest intends to use any proceeds from a potential sale to reduce debt.

During the second quarter of 2013, net sales volumes in the Texas Panhandle Area averaged approximately 102 MMcfe/d. Forest continues to operate a two-rig drilling program and expects to maintain this level of activity for the remainder of the year.

Highlighting drilling activity since the last earnings release, Forest completed a commitment well targeting an Upper Granite Wash interval in Wheeler County that had a 30-day average gross production rate of 2,440 Boe/d (71% liquids). An offset to this location is currently being drilled.

The Company completed a Missourian Wash (Hogshooter) well that had an initial 30-day average gross production rate of 830 Boe/d (80% liquids). Two additional Missourian Wash (Hogshooter) wells are currently in the process of being completed.

Ark-La-Tex Area (formerly East Texas)

During the second quarter of 2013, net sales volumes in the Ark-La-Tex Area averaged approximately 95 MMcfe/d. Forest continues to operate a one-rig drilling program and expects to maintain this level of activity for the remainder of the year targeting the liquids-rich Cotton Valley and other prospective zones.

Since the last earnings release, one horizontal Cotton Valley well was completed with a 30-day average gross production rate of 9.8 MMcfe/d (39% liquids or 630 Bbls/d).

DERIVATIVE INSTRUMENTS

Forest proactively took advantage of the recent spike in crude oil prices to add additional swaps for the second half of 2013 and to initiate crude oil swaps for calendar 2014 at an attractive price level. For the second half of 2013, the Company added crude oil swaps totaling 2,000 Bbls/d at a weighted average price of $99.70 per barrel. For calendar year 2014, crude oil swaps totaling 3,000 Bbls/d were added at a weighted average price of $95.10 per barrel.

As of August 6, 2013, Forest had natural gas and oil derivatives in place for the remainder of 2013 and through 2014 covering the aggregate average daily volumes and weighted average prices shown below:

	Jul - Dec
	2013	2014
Natural gas swaps:
Contract volumes (Bbtu/d)	133.4	80.0
Weighted average price (per MMBtu)	$4.01	$4.34

Oil swaps:
Contract volumes (MBbls/d)	6.0	3.0
Weighted average price (per Bbl)	$96.92	$95.10

In connection with entering into certain 2014 oil swaps with premium hedged prices, Forest granted oil puts to the counterparties giving the counterparties the option to put 2,000 Bbls/d to Forest at a weighted average price of $70.00 per barrel on a monthly basis during 2014.

In connection with the execution of commodity swaps shown in the table above, Forest granted swaption instruments to counterparties in exchange for Forest receiving premium hedged prices on the swaps. The table below sets forth the outstanding swaptions as of August 6, 2013:

	2014	2015
Natural gas swaptions:
Contract volumes (Bbtu/d)	40.0	-
Weighted average price (per MMBtu)	$4.50	$-

Oil swaptions:
Contract volumes (MBbls/d)	2.0	6.0
Weighted average price (per Bbl)	$100.00	$100.79

In June 2013, the Company voluntarily terminated interest rate swaps in conjunction with the redemption of its 8 1/2% Senior Notes due 2014. As part of this termination, the Company accelerated the recognition of $7 million in realized hedge gains that would have otherwise been recognized ratably from July 1, 2013 to February 15, 2014.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consist of net earnings (loss) after adjustment for those items shown in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended June 30,
	2013	2012

Net earnings (loss)	$33,439	$(511,173)
Ceiling test write-down of oil and natural gas properties	-	222,612
Change in valuation allowance on deferred tax assets, net of non-deductible stock-based compensation costs	(12,330)	291,600
Severance and stock-based compensation acceleration, net of tax	-	3,829
Rig stacking, net of tax	803	-
Unrealized gains on derivative instruments, net of tax	(14,584)	(61)
Adjusted net earnings	$7,328	$6,807

Earnings attributable to participating securities	(222)	(166)
Adjusted net earnings for diluted earnings per share	$7,106	$6,641

Weighted average number of diluted shares outstanding	116,033	115,109

Adjusted diluted earnings per diluted share	$0.06	$0.06

Adjusted EBITDA

In addition to reporting net earnings (loss) as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended June 30,
	2013	2012

Net earnings (loss)	$33,439	$(511,173)

Income tax (benefit) expense	(212)	167,074
Interest expense	29,392	34,317
Ceiling test write-down of oil and natural gas properties	-	348,976
Depreciation, depletion, and amortization	43,804	72,987
Unrealized gains on derivative instruments, net	(22,913)	(111)
Stock-based compensation	2,832	6,240
Accretion of asset retirement obligations	549	1,597
Severance costs	-	1,851
Rig stacking	1,258	-
Adjusted EBITDA	$88,149	$121,758

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended June 30,
	2013	2012

Net cash provided by operating activities	$76,090	$82,865

Changes in operating assets and liabilities:
Accounts receivable	4,433	(12,722)
Other current assets	(840)	(2,729)
Accounts payable and accrued liabilities	(32,653)	9,063
Accrued interest and other	10,895	11,068
Severance costs(1)	-	1,851

Adjusted discretionary cash flow	$57,925	$89,396
(1)	Severance costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow would have been $88 million for the three months ended June 30, 2012.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness.

The following table sets forth the components of net debt (in thousands):

	June 30, 2013		March 31, 2013
	Principal	Book(1)	Principal	Book(1)
Credit facility	$130,000	$130,000	$140,000	$140,000
7% Senior subordinated notes due 2013	-	-	12	12
7 1/4% Senior notes due 2019	1,000,000	1,000,337	1,000,000	1,000,351
7 1/2% Senior notes due 2020	500,000	500,000	500,000	500,000
Total debt	1,630,000	1,630,337	1,640,012	1,640,363

Less: cash and cash equivalents	421	421	1,225	1,225

Net debt	$1,629,579	$1,629,916	$1,638,787	$1,639,138
(1)

Book amounts include the principal amount of debt adjusted for unamortized premiums and discounts on the issuance of certain senior notes of $0.3 million and $0.4 million at June 30, 2013 and March 31, 2013, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Wednesday, August 7, 2013, at 7:00 AM MT to discuss the release. You may access the call by dialing toll free 866.318.8618 (for U.S./Canada) and 617.399.5137 (for International) and request the Forest Oil teleconference (ID # 75144258). The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website. A Q&A period will follow.

A replay of the conference call will be available through August 21, 2013. You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID # 27967059. An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, intends, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, timing and terms of any divestitures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities, the decision to sell or offer for sale, or to determine not to sell any portion of its assets, the ability to enter into agreements relating to such sales on desirable terms or at all, the timing of any such agreements, the ability to consummate any such sales, the ability to realize the anticipated benefits of any such sales, the ability to determine the use of proceeds from any such sales, the ability to determine whether to reduce outstanding indebtedness and the amount and timing of any such reductions, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

August 6, 2013

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$421	$1,056
Accounts receivable	72,470	67,516
Derivative instruments	17,211	40,190
Other current assets	16,024	16,318
Total current assets	106,126	125,080

Net property and equipment	1,498,422	1,754,238

Deferred income taxes	6,547	14,681
Goodwill	239,420	239,420
Derivative instruments	5,504	8,335
Other assets	57,726	60,108
	$1,913,745	$2,201,862

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$196,260	$164,786
Accrued interest	14,850	23,407
Derivative instruments	3,829	9,347
Deferred income taxes	6,547	14,681
Other current liabilities	14,038	14,104
Total current liabilities	235,524	226,325

Long-term debt	1,630,337	1,862,088
Asset retirement obligations	23,247	56,155
Derivative instruments	2,310	7,204
Other liabilities	89,713	92,914
Total liabilities	1,981,131	2,244,686

Shareholders' equity:
Common stock	12,011	11,825
Capital surplus	2,550,933	2,541,859
Accumulated deficit	(2,610,503)	(2,575,994)
Accumulated other comprehensive loss	(19,827)	(20,514)
Total shareholders' equity (deficit)	(67,386)	(42,824)

	$1,913,745	$2,201,862

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	June 30,
	2013	2012
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$116,786	$135,694
Interest and other	28	37
Total revenues	116,814	135,731

Costs, expenses, and other:
Lease operating expenses	19,167	27,134
Production and property taxes	5,029	6,940
Transportation and processing costs	3,098	3,615
General and administrative expense	13,114	16,421
Depreciation, depletion, and amortization	43,804	72,987
Ceiling test write-down of oil and natural gas properties	-	348,976
Interest expense	29,392	34,317
Realized and unrealized gains on derivative instruments, net	(31,610)	(34,015)
Other, net	1,593	3,455
Total costs, expenses, and other	83,587	479,830
Earnings (loss) before income taxes	33,227	(344,099)
Income tax (benefit) expense	(212)	167,074
Net earnings (loss)	$33,439	$(511,173)

Basic and diluted weighted average shares outstanding	116,033	115,107

Basic and diluted earnings (loss) per common share	$0.28	$(4.44)

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30,
	2013	2012
	(In thousands)
Operating activities:
Net earnings (loss)	$33,439	$(511,173)

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	43,804	72,987
Deferred income tax	-	166,747
Unrealized gains on derivative instruments, net	(22,913)	(111)
Ceiling test write-down of oil and natural gas properties	-	348,976
Stock-based compensation	2,832	6,240
Other, net	763	3,879

Changes in operating assets and liabilities:
Accounts receivable	(4,433)	12,722
Other current assets	840	2,729
Accounts payable and accrued liabilities	32,653	(9,063)
Accrued interest and other	(10,895)	(11,068)
Net cash provided by operating activities	76,090	82,865

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, acquisition, and leasehold costs	(103,434)	(208,659)
Other fixed assets	(847)	(2,398)
Proceeds from sales of assets	25,172	203
Net cash used by investing activities	(79,109)	(210,854)

Financing activities:
Proceeds from bank borrowings	118,000	241,000
Repayments of bank borrowings	(128,000)	(108,000)
Change in bank overdrafts	12,933	(3,382)
Other, net	(718)	(1,826)
Net cash provided by financing activities	2,215	127,792

Net decrease in cash and cash equivalents	(804)	(197)
Cash and cash equivalents at beginning of period	1,225	877
Cash and cash equivalents at end of period	$421	$680

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations